Exhibit 99.1

Contact:	James P. Kelly Director, Investor Relations (617) 342-6244

FOR IMMEDIATE RELEASE

CABOT ANNOUNCES FOURTH QUARTER OPERATING RESULTS
EPS $0.23 versus $0.40 and FISCAL YEAR EPS $1.82 versus $1.14

BOSTON, MA (October 27, 2004) — Cabot Corporation (CBT/NYSE) today announced earnings of $15 million ($0.23 per diluted common share) for the fourth quarter ended September 30, 2004, compared with $28 million ($0.40 per diluted common share) for the year ago quarter. These results include $11 million ($0.16 per diluted common share) of after tax charges from certain items and discontinued operations in the fourth quarter ended September 30, 2004, compared with $2 million ($0.02 per diluted common share) of after tax income from certain items and discontinued operations for the same quarter of fiscal year 2003. For the fiscal year ended September 30, 2004, the Company earned $124 million ($1.82 per diluted common share) compared with $80 million ($1.14 per diluted common share) for the prior year. The full year results included $14 million ($0.20 per diluted common share) of after tax charges for certain items and discontinued operations, compared with $47 million ($0.67 per diluted common share) of after tax charges from certain items and discontinued operations for the prior year. Included in the fourth quarter and fiscal year 2004 certain items is a previously announced impairment charge of approximately $12 million related to the Company’s investment in Sons of Gwalia. Additionally, the Company recorded a tax charge of $4 million due to the uncertain realization of a tax asset. This asset and the related impairment charge of $21 million for Sons of

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Gwalia were previously recorded in the third quarter of fiscal year 2003. With the charge taken in the current quarter, the Company has now completely written off its investment in Sons of Gwalia. Further details concerning charges from certain items and discontinued operations, which are not included in the business segment results discussed later in this release, are included in Exhibit I to this press release.

     Kennett F. Burnes, Cabot’s Chairman and CEO, said, “We are pleased to report strong earnings for the Company for fiscal year 2004 across all businesses. These results were driven by the success of numerous initiatives in both our core and developing businesses as well as continued cost improvements and an improved economic environment.”

     Burnes continued, “The Chemical Business rebounded from a difficult fiscal year 2003. Improved market conditions, new contracts with existing customers and cost improvements led to improved earnings in carbon black and fumed metal oxides. The Supermetals Business was successful in recovering from the expiration of the intermediate product portion of a customer contract at the end of fiscal year 2003 and also succeeded in extending contracts with two large customers. The Specialty Fluids Business performed very well due to an increase in the number and size of jobs completed during the year. We also achieved our targeted cost savings across the Company resulting from our “excellence” program which we began implementing last year to improve our overall operating performance.”

Fourth Quarter Comparisons

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     Chemical Business - For the quarter ended September 30, 2004, the Chemical Business segment had 9% volume growth and reported a 55% increase in year over year segment profit, from $11 million in the fourth quarter of fiscal year 2003 to $17 million in the fourth quarter of fiscal year 2004. Within the Chemical Business segment, carbon black’s profit was equal to the fourth quarter last year. Volumes increased by 9% and costs were slightly down. However, this was offset by the earnings impact of inventory changes between periods. While the fiscal year 2003 quarterly results included costs related to decreases in inventory levels, a greater inventory decline and the related earnings impact occurred in the current quarter. Sequentially, profit declined by $28 million due primarily to a combination of seasonal business factors, including lower volumes and the cost of planned maintenance shutdowns. The decline was also caused by reduced margins resulting from increased raw material prices as well as the impact of changes in inventory, as noted above.

     In the fourth quarter, profits in Cabot’s fumed metal oxides business were $6 million higher than the same quarter last year due mainly to volume growth and improved product mix. Sequentially, although volumes remained strong, profits were $2 million lower primarily due to planned maintenance costs and the timing of other operating costs.

     During the fourth quarter, the inkjet colorants business continued to deliver strong growth in the OEM and after-market segments. Sales volumes for this business were 56% higher in the fourth quarter of fiscal 2004 than in the same quarter last year, and 10% higher sequentially. Profits improved significantly compared to the fourth quarter of fiscal 2003.

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     Supermetals Business - In the fourth quarter of fiscal 2004, the Cabot Supermetals Business earned $22 million of segment profit, which represents a $5 million decrease in segment profit compared to the same period of 2003. This decrease reflects lower sales of intermediate products offset in part by higher volumes in other product areas. In addition, the business sold a greater proportion of its capacitor products at market prices rather than at fixed contract prices during the quarter. Both operating and administrative costs improved compared with the same period last year. Sequentially, segment profit was $4 million higher than the third quarter of 2004 mainly due to higher volumes and lower operating costs offset partly by a shift in mix toward greater market price sales.

     Specialty Fluids Business - In the fourth quarter of fiscal 2004, Cabot Specialty Fluids completed nine jobs, most of which were begun in the third quarter. Segment profit was $4 million more than in the fourth quarter of 2003 due to the increased activity. Sequentially, segment profit was $5 million more than the prior quarter, reflecting the completion of a greater number of jobs in the current quarter.

Fiscal Year Comparisons

     For the fiscal year ended September 30, 2004, Cabot reported revenues of $1.934 billion compared to $1.795 billion for 2003. The year over year revenue increase was primarily due to higher volumes in the Chemical Business and favorable translation of foreign revenues, offset partially by lower sales of intermediate products in Supermetals as well as unfavorable mix in Chemicals and greater non-contracted volumes in the Supermetals Businesses.

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     In fiscal 2004, Cabot earned $124 million of net income as compared to $80 million in 2003. The Chemical Business reported a $44 million increase in segment profit, driven primarily by higher volumes and lower operating costs offset partly by regional and product mix which resulted in lower average pricing. In addition, while fiscal year 2003 results benefited from the cost impact of increased inventories during the year, this benefit reversed in fiscal year 2004 as inventories declined. The Supermetals Business profit decreased by $31 million due to the absence of intermediate product sales partially offset by higher sales of other products and lower operating costs. The Specialty Fluids Business reported segment profit of $6 million, compared to a loss of $2 million in the prior year, due to an increase in both the number and size of wells using cesium formate during the year.

Outlook

     With respect to the future, Burnes said, “We view these results as another solid step in our efforts to improve our operating performance and we are encouraged by the outlook for fiscal year 2005. In carbon black, we anticipate continued strong volumes and we are working to manage our margins in the face of high raw material costs. We are also executing our strategy of geographic migration as many of our customers move their manufacturing to emerging, lower cost regions. In fumed metal oxides, we expect continued strong demand, with our plants running at near capacity levels, and are pursuing our market development and capacity expansion plans in China. In Supermetals we are working to improve our cost competitiveness as sales transition from fixed contract prices to market based prices. Concerning our new businesses, in

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inkjet we continue to be very excited about the strength of our chemically treated pigment technology and its ability to enhance the quality and capability of inkjet printing. This technology will require our continued investment in research and development as well as manufacturing capability. In Specialty Fluids we are focusing our efforts on being the drilling fluid of choice in North Sea high pressure, high temperature wells and expanding our presence in other geographic areas, including the Gulf of Mexico and Saudi Arabia. We continue to invest cash and intellectual resources to develop our aerogels business and new business opportunities applying the SMP technology platforms and core competencies. We are monitoring these activities closely and are pleased with our continued progress in developing a robust new product pipeline. Given all of this, I am very optimistic about the long-term prospects for the Company. ”

     For those interested in more detailed information on Cabot’s Fourth Quarter and Fiscal Year 2004 results, please see the Supplemental Business Information available today on the Company’s website in the Investor Relations section: http://w3.cabot-corp.com/earnings.cfm.

     Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Forward-Looking Information: Included above are forward-looking statements relating to management’s expectations regarding future profits, new business growth, the Company’s product development program and the possible achievement of the Company’s financial goals. Actual results may differ materially from the results anticipated in the forward-looking statements included in this press release due to a variety of factors, including domestic and

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global economic conditions, such as market supply and demand, prices and costs and availability of raw materials; fluctuations in currency exchange rates; patent rights of others; stock market conditions; the timely commercialization of products under development by the Company (which may be disrupted or delayed by technical difficulties, market acceptance, competitors’ new products, as well as difficulties in moving from the experimental stage to the production stage); the Company’s ability to successfully manage acquisitions; demand for our customers’ products; competitors’ reactions to market conditions; the accuracy of the assumptions used by the Company in establishing a reserve for its share of liability for respirator claims; and the outcome of pending litigation and governmental investigations. Other factors and risks are discussed in the Company’s 2003 Annual Report on Form 10-K.

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Fourth Quarter Earnings Announcement, Fiscal 2004

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2004	2003	2004	2003
Net sales and other operating revenues	$496	$451	$1,934	$1,795
Cost of sales	386	372	1,457	1,373

Gross profit	$110	$79	$477	$422

Selling and administrative expenses	52	63	217	251
Research and technical expenses	14	13	53	64

Income from operations	$44	$3	$207	$107
Other income and expense
Interest and dividend income	2	1	6	5
Interest expense	(8)	(7)	(30)	(28)
Other income (expense)	(18)	35	(19)	10

Total other income and expense	(24)	29	(43)	(13)

Income from continuing operations before income taxes	20	32	164	94

Provision for income taxes	(5)	(7)	(39)	(17)
Equity in net income of affiliated companies, net of tax	1	2	6	5
Minority interest in net income, net of tax	(2)	(1)	(9)	(7)

Net income from continuing operations	14	26	122	75
Discontinued operations:
Income from operations of discontinued businesses, net of tax (A)	1	2	2	5
Net income	15	28	124	80
Dividends on preferred stock	(1)	(1)	(3)	(3)

Net income available to common shares	$14	$27	$121	$77

Diluted earnings per share of common stock
Net income from continuing operations	$0.21	$0.38	$1.79	$1.08
Income from operations of discontinued businesses(A)	$0.02	$0.02	$0.03	$0.06

Net income	$0.23	$0.40	$1.82	$1.14

Weighted average common shares outstanding
Diluted(B)	68	70	68	70

(A) Income related to recoveries from discontinued businesses, net of tax.

(B) Commencing in Fiscal 2004, Cabot has adjusted its calculation of fully diluted shares outstanding to reflect the number of shares the Company could repurchase with the assumed proceeds from restricted stock awards under the Company’s Long Term Incentive Program. Prior periods have not been adjusted because the adjustment would not have been material.

Fourth Quarter Earnings Announcement, Fiscal 2004
CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2004	2003	2004	2003
SALES
Chemical Business	$398	$345	$1,546	$1,371
Supermetals Business	80	96	338	390
Specialty Fluids	13	5	27	15

Segment sales (A)	491	446	1,911	1,776
Unallocated and other (B)	5	5	23	19

Net sales and other operating revenues	$496	$451	$1,934	$1,795

SEGMENT PROFIT (LOSS)
Chemical Business	$17	$11	$132	$88
Supermetals Business	22	27	77	108
Specialty Fluids	5	1	6	(2)

Total Segment Profit (C)	44	39	215	194
Interest expense	(8)	(7)	(30)	(28)
General unallocated income (expense)(D)	(15)	2	(15)	(67)
Less: Equity in net income of affiliated companies, net of tax	(1)	(2)	(6)	(5)

Income from continuing operations before income taxes	20	32	164	94
Provision for income taxes	(5)	(7)	(39)	(17)
Equity in net income of affiliated companies, net of tax	1	2	6	5
Minority interest in net income, net of tax	(2)	(1)	(9)	(7)

Net income from continuing operations	14	26	122	75
Discontinued operations:
Income from operations of discontinued businesses, net of tax (E)	1	2	2	5

Net income	15	28	124	80
Dividends on preferred stock	(1)	(1)	(3)	(3)

Net income available to common shares	$14	$27	$121	$77

Diluted earnings per share of common stock
Net income from continuing operations	$0.21	$0.38	$1.79	$1.08
Income from operations of discontinued businesses(E)	$0.02	$0.02	$0.03	$0.06

Net income	$0.23	$0.40	$1.82	$1.14

Weighted average common shares outstanding
Diluted(F)	68	70	68	70

(A) Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B) Unallocated and other reflects an elimination for sales of one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling costs.

(C)Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D) General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income, and the certain items listed in Exhibit I.

(E) Income related to recoveries from discontinued businesses, net of tax.

(F) Commencing in Fiscal 2004, Cabot has adjusted its calculation of fully diluted shares outstanding to reflect the number of shares the Company could repurchase with the assumed proceeds from restricted stock awards under the Company’s Long Term Incentive Program. Prior periods have not been adjusted because the adjustment would not have been material.

Fourth Quarter Earnings Announcement, Fiscal 2004
CABOT CORPORATION CONDENSED CONSOLIDATED FINANCIAL POSITION

	September 30,	September 30,
	2004	2003
In millions	(unaudited)
Current assets	$1,173	$1,111
Net property, plant and equipment	918	913
Other non-current assets	335	284

Total assets	$2,426	$2,308

Current liabilities	$342	$352
Non-current liabilities	893	877
Stockholders’ equity	1,191	1,079

Total liabilities and stockholders’ equity	$2,426	$2,308

Working capital	$831	$759

CABOT CORPORATION

	Fiscal 2003					Fiscal 2004
In millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY
Sales
Chemical Business	$309	$352	$366	$345	$1,371	$351	$399	$398	$398	$1,546
Supermetals Business	96	107	92	96	390	87	85	86	80	338
Specialty Fluids	2	3	6	5	15	1	9	4	13	27

Segment Sales (A)	407	462	464	446	1,776	439	493	488	491	1,911
Unallocated and other (B)	3	4	4	5	19	7	7	4	5	23

Net sales and other operating revenues	$410	$466	$468	$451	$1,795	$446	$500	$492	$496	$1,934

Segment Profit (Loss)
Chemical Business	$24	$23	$30	$11	$88	$27	$43	$45	$17	$132
Supermetals Business	32	36	14	27	108	21	16	18	22	77
Specialty Fluids	(1)	(1)	(1)	1	(2)	(2)	3	—	5	6

Total segment profit (loss) (C)	55	58	43	39	194	46	62	63	44	215
Income (Loss) Available to Common Shares
Interest expense	(7)	(7)	(7)	(7)	(28)	(7)	(7)	(8)	(8)	(30)
General unallocated income (expense) (D)	(2)	(20)	(48)	2	(67)	—	(3)	2	(15)	(15)
Less: Equity in net income of affiliated companies, net of tax	(1)	(1)	(2)	(2)	(5)	(2)	(1)	(2)	(1)	(6)

Income (Loss) from Continuing Operations before income taxes	45	30	(14)	32	94	37	51	55	20	164
(Provision) benefit for income taxes	(11)	(6)	6	(7)	(17)	(8)	(13)	(13)	(5)	(39)
Equity in net income of affiliated companies, net of tax	1	1	2	2	5	2	1	2	1	6
Minority interest in net income, net of tax	(2)	(2)	(2)	(1)	(7)	(1)	(3)	(3)	(2)	(9)

Income (Loss) from Continuing Operations	33	23	(8)	26	75	30	36	41	14	122
Discontinued Operations
Income (Loss) from Operations of Discontinued Businesses, net of income taxes (E)	—	—	3	2	5	(1)	1	1	1	2

Net income (loss)	33	23	(5)	28	80	29	37	42	15	124
Dividends on preferred stock	(1)	(1)	—	(1)	(3)	(1)	(1)	—	(1)	(3)

Net income (loss) available to common shares	$32	$22	($5)	$27	$77	$28	$36	$42	$14	$121

Income (Loss) per common share
Net income (loss) from Continuing Operations	$0.48	$0.33	$(0.14)	$0.38	$1.08	$0.43	$0.53	$0.61	$0.21	$1.79
Income (Loss) from Operations of Discontinued Businesses (E) (F)	—	—	0.05	0.02	0.06	(0.01)	0.01	0.01	0.02	0.03

Total	$0.48	$0.33	$(0.09)	$0.40	$1.14	$0.42	$0.54	$0.62	$0.23	$1.82

Weighted average common shares outstanding Diluted (G)	70	70	59	70	70	68	69	69	68	68

(A)	Segment sales for certain operating segments within the Chemical Business include 100% of sales of one equity affiliate and transfers of materials at cost and at market-based prices.

(B)	Unallocated and other reflects an elimination for sales for one equity affiliate offset by royalties paid by equity affiliates and external shipping and handling costs.

(C)	Segment profit is a measure used by Cabot’s operating decision-makers to measure consolidated operating results and assess segment performance. Segment profit includes equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs.

(D)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and certain items.

(E)	Additional income in Fiscal 2003, Q3 2004, and Q4 2004 related to recoveries from discontinued businesses, net of tax.

(F)	Amounts in Q1 2004 and Q2 2004 relate to litigation associated with a previously divested business, net of tax.

(G)	Commencing in Fiscal 2004, Cabot has adjusted its calculation of fully diluted shares outstanding to reflect the number of shares the Company could repurchase with the assumed proceeds from restricted stock awards under the Company’s Long Term Incentive Program. Prior periods have not been adjusted because the adjustment would not have been material.

Fourth Quarter Earnings Announcement, Fiscal 2004
CABOT CORPORATION CERTAIN ITEMS — Exhibit I

Periods ended September 30	Three Months				Twelve Months
Dollars in millions, except per share amounts (unaudited)	2004	2004	2003	2003	2004	2004	2003	2003
	$	per share	$	per share	$	per share	$	per share
Certain items before income taxes
Investment impairment charges	$(12)	$(0.17)	$—	$—	$(12)	$(0.17)	$(22)	$(0.21)
Reserve for respirator claims	2	0.02	—	—	2	0.02	(20)	(0.22)
Restructuring initiatives	(2)	(0.02)	(33)	(0.36)	(6)	(0.06)	(51)	(0.55)
Insurance recoveries	—	—	2	0.02	—	—	4	0.04
In-process research and development	—	—	—	—	—	—	(14)	(0.13)
Asset impairment charges	—	—	(4)	(0.04)	—	—	(4)	(0.04)
Sale of equity interest	—	—	35	0.38	—	—	35	0.38
Other non-operating items	(1)	(0.01)	—	—	(2)	(0.02)	—	—

Total certain items	(13)	(0.18)	—	0.00	(18)	(0.23)	(72)	(0.73)

Discontinued operations	1	0.02	3	0.02	2	0.03	7	0.06

Total certain items and discontinued operations pre-tax	(12)	(0.16)	3	0.02	(16)	(0.20)	(65)	(0.67)

Total certain items and discontinued operations after tax	$(11)	$(0.16)	$2	$0.02	$(14)	$(0.20)	$(47)	$(0.67)

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2004	2003	2004	2003
Statement of Operations Line Item
Cost of sales	(2)	(29)	(5)	(40)
Selling and administrative expenses	3	(5)	2	(31)
Research and technical service	—	(1)	—	(14)
Other (charges) income	(14)	35	(15)	13

Total certain items	(13)	—	(18)	(72)